EXHIBIT 10.1

DATE: 30 MARCH 2006

WOO YUEN YU
(as Vendor)

AND

TECH TEAM INVESTMENT LIMITED
(as Purchaser)

AND

MICHELLE SIU KWAN LAM AND
JOSEPH SUI KEI LAM
(as Guarantors)

SALE AND PURCHASE AGREEMENT
FOR
6 SHARES OF US$1 EACH IN
LIGHTSCAPE HOLDING LTD.

35th Floor, Two International Finance Centre,
8 Finance Street,
Central, Hong Kong

Tel: (852) 2511 5100 Fax: (852) 2511 9515
Website: www.prestongates.com

Our ref: 53667-00002/NKA/CWF

I N D E X

THIS AGREEMENT is dated 30 March 2006

BETWEEN:

(1)
WOO YUEN YU, holder of Hong Kong Identity Card No. B977792(5) and whose correspondence address is at Room 1112, 11/F., Cammer Commercial Building, 30 Cameron Road, Tsimshatsui, Kowloon, Hong Kong (the “Vendor”);

(2)
TECH TEAM INVESTMENT LIMITED, a company incorporated in the British Virgin Islands and having its registered office at Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands (the “Purchaser”); and

(3)
JOSEPH SUI KEI LAM, holder of Hong Kong Identity Card No. C486788(0) and whose correspondence address is at Level 25, Bank of China Tower, 1 Garden Road, Central, Hong Kong together with MICHELLE SIU KWAN LAM, holder of US Passport No. 701351369 and whose correspondence address is at Level 25, Bank of China Tower, 1 Garden Road, Central, Hong Kong (collectively the “Guarantors”).

WHEREAS:

(A)
Lightscape Holding Ltd. (the “Company”) is a company incorporated in the British Virgin Islands with limited liability and has an authorised share capital of US$50,000 divided into 50,000 shares (the “Shares”) of US$1.00 each, of which 10 Shares have been issued and allotted and are fully paid. The particulars of the Company and its subsidiary are set out in Schedule 1 and Schedule 2.

(B)	As at the date of this Agreement, the Vendor is the legal and beneficial owner of the Sale Shares, which shall be equivalent to 60% of the issued share capital of the Company upon Completion.

(C)	The Vendor has agreed to sell and the Purchaser has agreed to purchase the Sale Shares subject to and upon the terms and conditions of this Agreement.

(D)
The Purchaser requires the Guarantors, who are related to or associated with the Vendor and who have requested the Purchaser to enter into this Agreement, to give such covenants, undertakings and warranties together with the Vendor and to jointly and severally guarantee the performance by the Vendor of its obligation under this Agreement as are set out herein as a condition to the Purchaser’s entry into this Agreement.

NOW IT IS HEREBY AGREED AS FOLLOWS:

1.	INTERPRETATION

1.1
In this Agreement (including the Recitals and Schedules), unless the context otherwise requires or permits, the following words and expressions shall have the meanings ascribed to each of them respectively below:

“Business Day”
a day (other than Saturday and days on which a tropical cyclone warning No. 8 or above or a “black rainstorm warning signal” is hoisted in Hong Kong at any time between 9:00 a.m. and 5:00 p.m.) on which banks are open in Hong Kong and for general banking business;

“Completion”	completion of the sale and purchase of the Sale Shares in accordance with the terms and conditions of this Agreement;

“Completion Date”
any date falling within three Business Days after all the conditions specified in Clause 3.2 have been fulfilled (or waived) or such other date as the Vendor and the Purchaser may agree in writing prior to Completion and where the context otherwise requires, the date of which Completion takes place;

“Consideration Shares”
3,000,000 new common shares of US$0.001 each in the share capital of GIS, to be issued and allotted to the Vendor for the settlement of the consideration of the sale of the Sale Shares pursuant to Clause 4.1;

“Employment Agreement”	the employment agreement between each of the Key Employees and Luminous LED Technologies Limited, in substantially the form as set out in Schedule 6;

“Encumbrance”
any mortgage, charge, pledge, lien (otherwise than arising by statute or operation of law), hypothecation or other encumbrance, priority or security interest, deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-leaseback arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same and “Encumber” shall be construed accordingly;

“GIS”	Global Innovative Systems Inc., a company incorporated under the laws of the State of Nevada, the United States and the common shares of which are quoted on OTCBB;

“Group”	the Company and its subsidiaries and “member of the Group” shall be construed accordingly;

“HK$”	Hong Kong dollars;

“Hong Kong”	the Hong Kong Special Administrative Region of the PRC;

“Independent Accountants”	an independent firm of accountants which is acceptable to the Purchaser, appointed by the Company for the purpose of Clause 8;

“Key Employees”	each of the Guarantors and Chan Albert Yee Tat;

“Management Accounts”
the unaudited pro forma combined balance sheet of the Group as at the Management Accounts Date and the unaudited pro forma combined profit and loss accounts of the Group for the period commenced from the date of the establishment of the Company and ended the Management Accounts Date including the directors’ report thereon (if any) and the notes thereto, copies of all of which are annexed hereto and initialed by the parties hereto for the purpose of identification;

“Management Accounts Date”	28 February 2006;

“Non-U.S. Shareholder Certificate”	the certificate to be executed by the Vendor in substantially the form as set out in Schedule 5;

“OTCBB”
acronym for The OTC Bulletin Board, an electronic quotation system that displays real-time quotes, last-sale prices, and volume information over-the-counter securities that are not listed on The Nasdaq Stock Market or a national securities exchange in the US;

“PRC”	the People’s Republic of China;

“Purchaser Warranties”	representations, undertakings and warranties set out in Clause 7;

“Sale Shares”	six (6) Shares, which shall be equivalent to 60% of the issued share capital of the Company upon Completion, to be sold by the Vendor to the Purchaser pursuant to this Agreement;

“Tax Indemnity”	the deed of indemnity to be made between the Vendor, the Company and the Purchaser, in substantially the form as set out in Schedule 4;

“Taxation”
all forms of taxation including overseas taxation and all forms of profits tax, interest tax, estate duty and stamp duty and all levies, imposts, duties, charges, fees, deductions and withholdings whatsoever charged or imposed by any statutory, governmental state, provincial, local government or municipal authority whatsoever and the expression “Tax” shall be construed accordingly;

“this Agreement”	this agreement for the sale and purchase of the Sale Shares, as amended from time to time;

“Vendor Warranties”	representations, undertakings and warranties set out in Clause 6 and Schedule 3;

“US”	the United States of America; and

“US$”	United States of America dollars.

1.2
The headings of this Agreement are inserted for convenience only and shall be ignored in construing this Agreement. Unless the context otherwise requires, references in this Agreement to the singular shall be deemed to include references to the plural and vice versa; and references to one gender shall include all genders and references to any person shall include an individual, firm, body corporate or unincorporate.

1.3
References to any statute or statutory provision shall include any statute or statutory provision which amends or replaces or has amended or replaced it and shall include any subordinate legislation made under the relevant statute.

1.4	References in this Agreement to Clauses and Schedules are references to clauses of and schedules to this Agreement.

1.5	The Schedules and Recitals shall form part of this Agreement.

1.6	Reference to a “subsidiary” shall be construed in accordance with section 2 of the Companies Ordinance (Chapter 32 of Laws of Hong Kong).

2.	SALE AND PURCHASE OF THE SALE SHARES

2.1
Subject to and upon the terms and conditions of this Agreement, the Vendor shall as legal and beneficial owner sell and the Purchaser shall purchase, the Sale Shares free from all Encumbrances together with all rights now and hereafter attaching thereto including but not limited to the right to all dividends and other distribution which may be paid, declared or made in respect thereof at any time on or after the date of this Agreement.

2.2
The Vendor represents and warrants that there are no pre-emption rights and any other restrictions on the transfer in relation to the Sale Shares, whether conferred by the memorandum and articles of association of the Company or otherwise.

2.3
The Purchaser shall not be obliged to (but may) complete the purchase of any of the Sale Shares unless the sale and purchase of all the Sale Shares is completed simultaneously in accordance with this Agreement.

3.	CONDITIONS

3.1
The Vendor shall give and shall procure that the Purchaser and/or any persons authorised by it in writing will be given such access to the premises and all books, documents, title deeds, records, returns, approvals, correspondence and accounts of the Group and all such information relating to the Group as may be reasonably requested by or on behalf of the Purchaser to undertake and conduct a full due diligence (including but without limitation, in all legal, financial and commercial aspects) against the Group and be permitted to take copies of any such books, documents, title deeds, records and accounts and that the directors and employees of the Group shall be instructed to give promptly all such information and explanations to any such persons as aforesaid as may be requested by it or them within fourteen (14) Business Days from the date of this Agreement. For the avoidance of doubt, such due diligence shall not limit or otherwise qualify in any way the Vendor Warranties.

3.2	Completion is conditional upon:

(1)	the Purchaser being satisfied with the results of the due diligence review to be conducted under Clause 3.1;

(2)
the Purchaser having received from firm(s) of lawyers qualified to practise laws in Hong Kong and/or the PRC acceptable to and as required by the Purchaser, legal opinion(s) confirming, inter alia, (i) relevant members of the Group in Hong Kong or the PRC are legally established and continued effectively; (ii) the Company’s title in the equity interest, direct or indirect, in such members of the Group is valid and legally enforceable; and (iii) members of the Group have obtained all necessary approvals and licenses for their then existing operation and businesses;

(3)	GIS having received all of the regulatory, stockholder and other third party approvals and authorizations necessary to consummate the transactions contemplated hereunder;

(4)	no event having occurred which suggests that there has been a breach of any of the Vendor Warranties that is material in the context of the sale and purchase of the Sale Shares;

(5)
the listing of the issued shares of GIS on OTCBB not being revoked or withdrawn, or, if applicable, suspended for more than ten (10) consecutive Business Days (excluding any suspension pending the clearance or issue of the announcement or circular of GIS in relation to the transactions contemplated under this Agreement); and

(6)	all necessary approvals, consents, authorisations and licences in relation to the transactions contemplated under this Agreement having been obtained.

3.3
The Vendor shall use her best endeavours to assist the Purchaser in connection with the due diligence review to be conducted under Clause 3.1 and procure the fulfillment of the conditions set out in Clauses 3.2(1) and (2) and, in particular, shall procure that all information and documents required by the Purchaser (or GIS) pursuant to all applicable rules, codes and regulations whether in connection with the preparation of all announcement, circulars, reports, independent advice or otherwise are duly given to the Purchaser (or GIS), the Securities and Exchange Commission of the US and other relevant regulatory authorities. The Purchaser shall use its reasonable endeavours to procure the fulfillment of the conditions set out in Clauses 3.2(3), (5) and (6).

3.4
The Purchaser may at any time waive in writing any of the conditions set out in Clauses 3.2(1), (2), (4) and (6) on such terms as it may in its absolute discretion consider appropriate. If any of the conditions set out in Clause 3.2 has not been fulfilled (or, as the case may be, waived by the Purchaser) on or before 12:00 noon on 30 April 2006 or such other date as the Purchaser may agree, this Agreement shall lapse and determine (other than Clauses 15, 19, 22, 24 and 25 which shall continue to have full force and effect) and neither party hereto shall have any obligations and liabilities hereunder save for any antecedent breaches of the terms hereof.

3.5
The Vendor shall, forthwith upon the fulfillment of the conditions set out in Clauses 3.2(1) and (2), inform the Purchaser of that fact and provide such documents as the Purchaser may require evidencing the fulfillment of such conditions.

3.6
Subject to the receipt of the notification from the Vendor in accordance with Clause 3.5, the Purchaser shall confirm in writing to the Vendor that all the conditions set out in Clause 3.2 have either been fulfilled to the satisfaction of the Purchaser or waived by the Purchaser, as the case may be.

4.	CONSIDERATION

4.1
The consideration for the sale and purchase of the Sale Shares shall be an aggregate amount of US$3,750,000, which shall be satisfied by the allotment and issue of the Consideration Shares by GIS to the Vendor, valued at US$1.25 per each Consideration Share.

4.2
The Consideration Shares to be issued and allotted to the Vendor as consideration for the Sale Shares pursuant to Clause 4.1 shall rank pari passu among themselves and with all other common shares of GIS then in issue.

5.	COMPLETION

5.1
Upon compliance with or fulfillment of all the conditions set out in Clause 3.2, Completion shall take place at the offices of the Purchaser or such other place as the parties shall determine at 4:00 p.m. on the Completion Date when all the acts and requirements set out in this Clause 5 shall be complied with (except that any of such acts and requirements may be waived by the party not in default of its obligations hereunder, PROVIDED THAT such waiver shall not prejudice any of the rights which it or any other party may have under this Agreement).

5.2	At Completion, the Vendor shall deliver or procure the delivery to the Purchaser of all the following:

(1)
copy, certified by a director of the Company as true and complete and that the resolutions therein are subsisting and have not been amended or revoked as at the Completion Date, of the resolutions in such form to the satisfaction of the Purchaser passed by the directors of the Company and its subsidiaries (as appropriate) approving the following matters:

(i)	transfer of the Sale Shares to the Purchaser (or its nominee(s)) and the registration of such transfer subject to the relevant instrument of transfer being duly presented for registration;

(ii)	the appointments of up to three (3) nominees of the Purchaser as directors of the Company with effect from the Completion Date;

(iii)	the appointment of up to one (1) nominee of the Purchaser as director of each subsidiary of the Company with effect from the Completion Date;

(iv)
if so required by the Purchaser, accepting the resignation of the company secretary of the Company and the appointment of such person to the company secretary as the Purchaser may nominate by not less than three Business Days’ notice before Completion;

(v)
the revocation of all existing bank mandates of the Company and its subsidiaries and the appointment of such persons as the Purchaser may nominate for the operation of the Company’s and the subsidiaries’ bank accounts; and

(vi)	the entering into by the Company of and authorizing any one director thereof to execute the same on its behalf the Tax Indemnity;

(2)	valid share certificate(s) in respect of the Sale Shares;

(3)	duly executed instrument(s) of transfer of the Sale Shares in favour of the Purchaser (or its nominee(s));

(4)	an application, in such form as the Purchaser may reasonably prescribe, for the number of the Consideration Shares to be issued and allotted to the Vendor (or her nominee(s));

(5)	such other documents as may be required to give to the Purchaser good title to the Sale Shares and to enable the Purchaser (or its nominee(s)) to become the registered owner thereof;

(6)	a certificate issued by each of the Vendor and the Guarantors confirming that she/he is not aware of any event which is in breach or inconsistent with any of the Vendor Warranties;

(7)	the Tax Indemnity duly executed by the Vendor, the Guarantors and the Company;

(8)	the Employment Agreements duly executed by the Key Employees and the Company;

(9)	the Non-U.S. Shareholder Certificate duly executed by the Vendor (or her nominee(s));

(10) (i)
copies, certified by a director of the Company as true and complete, of all statutory records and minute books (which shall be duly written up to date as at Completion) including an original copy of the memorandum and articles of association or other equivalent constitutional documents, certificate of incorporation and business registration certificates, business licence, governmental approval letters and certificates (if any) and other statutory records of each Group Company;

(ii)
copies, certified by a director of the Company as true and complete, of all tax returns and assessments each Group Company, if any, (receipted where the due dates for payment fell on or before the Completion Date);

(iii)
copies of all correspondence, if any, with its lawyers, accountants, tax or revenue departments, all other documents and correspondence, if any, relating to the business affairs of each Group Company; and all title deeds, evidence of ownership and documents relating to assets owned by each Group Company, or written authorities in favour of the Purchaser for the collection of such documents.

5.3	Against compliance and fulfillment of all acts and the requirements set out in Clause 5.2, the Purchaser shall deliver to the Vendor:

(1)	duly executed instrument(s) of transfer in respect of the Sale Shares;

(2)
copy, certified by a director of the Purchaser as true and complete, of the resolutions in such form to the satisfaction of the Vendor passed by the directors of the Purchaser or GIS (where applicable) approving this Agreement and other documents necessary for the purpose of effecting this transaction and authorising a person or persons to execute the same (with seal, where appropriate) for and on its behalf, the issue and allotment of the Consideration Shares in accordance with the provisions of Clause 4 and enter the name of the Vendor (or its nominee(s)) as holders thereof on its register of members;

(3)
deliver to the Vendor duly issued definitive certificate in board lots (as far as is practicable) for quotation on OTCBB for the Consideration Shares issued and allotted to the Vendor under Clause 4.1;

(4)	a certificate issued by the Purchaser confirming that it is not aware of any event which is in breach or inconsistent with any of the Purchaser Warranties; and

(5)	the Tax Indemnity duly executed by the Purchaser; and

5.4	In the event that the Vendor shall fail to do anything required to be done by her under Clause 5.2, without prejudice to any other right or remedy available to the Purchaser, the Purchaser may:

(1)	defer Completion to a day not more than twenty-one (21) Business Days after the Completion Date (and so that provisions of this Clause 5.4(1) shall apply to Completion as so deferred); or

(2)	proceed to Completion so far as practicable but without prejudice to the Purchaser’s right to the extent that the Vendor shall not have complied with its obligations hereunder; or

(3)
rescind this Agreement (other than Clauses 15, 19, 22, 24 and 25 which shall continue to have full force and effect) in which case none of the parties hereto shall have any claim of any nature whatsoever against any of the other parties under this Agreement (save for any rights and liabilities of the parties which have accrued prior to rescission).

5.5	In the event that the Purchaser shall fail to do anything required to be done by it under Clause 5.3, without prejudice to any other right or remedy available to the Vendor, the Vendor may:

(1)	defer Completion to a day not more than twenty-one (21) Business Days after the Completion Date (and so that provisions of this Clause 5.5(1) shall apply to Completion as so deferred); or

(2)	proceed to Completion so far as practicable but without prejudice to the Vendor’s right to the extent that the Purchaser shall not have complied with its obligations hereunder; or

(3)
rescind this Agreement (other than Clauses 15, 19, 22, 24 and 25 which shall continue to have full force and effect) in which case none of the parties hereto shall have any claim of any nature whatsoever against any of the other parties under this Agreement (save for any rights and liabilities of the parties which have accrued prior to rescission).

6.	VENDOR WARRANTIES AND INDEMNITIES

6.1
Each of the Vendor and the Guarantors hereby represents, warrants and undertakes to the Purchaser and its successors and assigns that the Vendor Warranties are true, correct and accurate in all material respects on the date of this Agreement and will continue to be so up to and including the Completion Date with reference to the facts and circumstances from time to time applying.

6.2
Each of the Vendor Warranties is without prejudice to any other Vendor Warranty and, except where expressly or otherwise stated, no provision in any Vendor Warranty shall govern or limit the extent or application of any other provision in any Vendor Warranty. Each of the Vendor and the Guarantors hereby agrees that the Purchaser shall treat each of the Vendor Warranties as a condition of this Agreement.

6.3
Each of the Vendor and the Guarantors hereby agrees to fully indemnify and keeps the Purchaser and its successors and assigns fully indemnified on demand from and against any depletion of assets, all losses, costs and expenses (including legal expenses) which the Purchaser and its successors and assigns may incur or sustain from or in consequence of any of the Vendor Warranties not being correct or fully complied with. This indemnity shall be without prejudice to any of the rights and remedies of the Purchaser and its successors and assigns in relation to any such breach of Vendor Warranties and all such rights and remedies are hereby expressly reserved.

6.4	If it shall be found at any time after Completion that any of the Vendor Warranties is not true, correct and accurate or is not as represented, warranted or undertaken and:

(1)
the effect thereof is that the value of some assets of the Group including, without limitation, the value of any asset stated in the Management Accounts being less than its value would have been had there been no such breach or the matter warranted were as warranted; or

(2)
the Group has incurred or is under any liability or contingent liability which would not have been incurred if such matter were as represented or warranted or the relevant undertaking were performed; or

(3)	the effect thereof is that the amount of a liability of the Group is higher than its amount would have been had there been no such breach or the matter warranted were as warranted,

then, without prejudice to any other provisions of this Agreement, each of the Vendor and the Guarantors shall indemnify the Purchaser on demand on a full indemnity basis, and holds it harmless from and against all liabilities, damages, costs, claims, reduction in net consolidated assets or increase in net consolidated liabilities and all reasonable expenses which the Purchaser may sustain, suffer, or incur as a result of any of the foregoing and each of the Vendor and the Guarantors shall pay to the Purchaser on demand the full amount of any such loss as aforesaid in immediately available funds.

6.5
The Vendor Warranties shall survive Completion and the rights and remedies of the Purchaser in respect of any breach of the Vendor Warranties shall not be affected by Completion or by the Purchaser rescinding, or failing to rescind this Agreement, or failing to exercise or delaying the exercise of any right or remedy, or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release and no single or partial exercise of any right or remedy shall preclude any further or other exercise.

6.6
Each of the Vendor and the Guarantors undertakes in relation to any Vendor Warranty which refers to the knowledge, awareness, information or belief of each of the Vendor and the Guarantors that he/she has made due and careful enquiry into the subject matter of that Vendor Warranty and that he/she does not have the knowledge, awareness, information or belief that the subject matter of that Vendor Warranty may not be correct, complete or accurate.

6.7
The aggregate amount of the liability of the Vendor and the Guarantors in respect of any claim for breach of any of the Vendor Warranties or to indemnify as aforesaid or shall not exceed the aggregate amount of the consideration payable pursuant to Clause 4 (or the equivalent thereof).

6.8
The Purchaser shall reimburse to the Vendor and the Guarantors an amount equal to any sum paid by the Vendor or any one of the Guarantors in respect of a claim under the Vendor Warranties or to be indemnified as aforesaid which is subsequently recovered or paid to the Purchaser or the Company by a third party.

7.	PURCHASER WARRANTIES AND OTHER UNDERTAKINGS

7.1	The Purchaser hereby represents, warrants and undertakes to the Vendor and her successors and assigns as follows:

(1)	it is a wholly owned subsidiary of GIS;

(2)	it has been duly incorporated and is validly existing under the laws of the British Virgin Islands and has full power, authority and legal right to own its assets and carry on its business;

(3)
the Consideration Shares represent approximately 9.8% of the common shares of GIS in issue on the date of this Agreement, and approximately 8.9% of the common shares of GIS in issue on Completion as enlarged by the issue of the Consideration Shares; and

(4)	the Consideration Shares shall, upon issue, rank pari passu among themselves and with all other common shares of GIS then in issue and are free from all Encumbrances.

7.2	The Purchaser agrees that the Vendor may treat each of the Purchaser Warranties as a condition of this Agreement.

7.3
The Purchaser shall indemnify and keep fully and effectively indemnified the Vendor on demand from and against all losses, costs and expenses which may be incurred by her in connection with any breach of any of the Purchaser Warranties or their successfully enforcing any claim for any such breach.

7.4
The Purchaser shall be under no liability in respect of a breach of any of the Purchaser Warranties or to indemnify pursuant to this Agreement unless the Purchaser shall have received written notice from the Vendor prior to the date falling on the first anniversary of the Completion Date in respect of the Purchaser Warranties or the indemnity as aforesaid giving full details of the relevant claim and any such claim shall (if not previously satisfied, settled or withdrawn) be deemed to have been waived at the expiration of three (3) months after the first anniversary of the Completion Date unless proceedings in respect thereof shall then have been commenced against the Purchaser.

7.5
The indemnity provided for under Clause 7.4 is without prejudice to any other rights and remedies of the Vendor in relation to any breach of any of the Purchaser Warranties and all other rights and remedies are expressly reserved to the Vendor.

7.6
Each of the Purchaser Warranties is without prejudice to any other Purchaser Warranty or other agreements or indemnities entered into between the parties or any of them and, except where expressly stated otherwise, no provision contained in this Agreement or other agreements or indemnities shall govern or limit the extent or application of any other provision of this Agreement or such other agreements.

7.7	The Purchaser Warranties shall survive Completion insofar as the same are not fully performed on Completion.

7.8
The Purchaser undertakes to allocate all business in relation to lighting technology and lighting consultancy, other than those handled by Beijing Illumination (Hong Kong) Limited and its group companies, to the Company or its subsidiary provided that all supply of light sourcing equipment products and ancillary products required for the business of the Group must first be sourced from Beijing Illumination (Hong Kong) Limited and its group companies.

7.9
The Purchaser undertakes to use its best endeavours to obtain and maintain a listing for all the Shares issued any stock exchange or securities market on which the securities are listed or quoted or dealt in within 18 months following Completion.

8.	PROFIT GUARANTEE

8.1
In consideration of the Purchaser’s agreement to enter into this Agreement, each of the Vendor and the Guarantors hereby irrevocably and unconditionally guarantees to the Purchaser that the aggregate net profit after taxation but before extraordinary items of the Group (the “Net Profit”) for the twelve months ending 31 March 2007 as shown in the audited consolidated financial statements of the Group ending such date shall not be less than HK$20,000,000 (the “Guaranteed Net Profit”). If the Net Profit is less than the Guaranteed Net Profit, then the Vendor and the Guarantors shall pay to the Purchaser in cash within fourteen (14) calendar days after the delivery of the audited consolidated financial statements of the Group aforesaid an amount calculated as follows:

Amount payable to the Purchaser = (Guaranteed Net Profit - Net Profit) x 60%

PROVIDED THAT the aforesaid amount shall be rounded up to the nearest whole dollar.

8.2
The Vendor undertakes to procure that the audited consolidated financial statements of the Group shall be prepared by the Company and audited by the Independent Accountants in accordance with the generally acceptable accounting practice, standards and principles of Hong Kong in respect of the twelve months referred to in Clause 8.1, together with any notes, reports or statements included therein or annexed thereto, a copy of which shall be delivered to the Purchaser for review by not later than two (2) months following the balance sheet date of the relevant period.

9.	COMPLIANCE WITH US SECURITIES LEGISLATION

9.1
The Vendor acknowledges and agrees that the Consideration Shares to be issued and allotted by GIS have not been registered under the United States Securities Act of 1933 (as amended) (the “Securities Act”) or any other applicable securities laws and that such securities will be issued and allotted pursuant to safe harbour provisions relating to the prospectus and registration requirements set forth in Regulation S of the Securities Act the availability of which is predicated in part on the Vendor’s representations as contained herein and in the Non-U.S. Shareholder Certificate. The Vendor agrees to abide by all applicable resale restrictions and hold periods imposed by all applicable securities legislation. The share certificate(s) representing the Consideration Shares issued and allotted on Completion will be endorsed with the following legend pursuant to the Securities Act in order to reflect the fact that the Consideration Shares will be issued and allotted to the Vendor pursuant to such safe harbor provisions relating to the prospectus and registration requirements of the Securities Act:

“THE SECURITIES REPRESENTED HEREBY HAVE BEEN OFFERED IN AN OFFSHORE TRANSACTION TO A PERSON WHO IS NOT A U.S. PERSON (AS DEFINED HEREIN) PURSUANT TO REGULATION S UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).

NONE OF THE SECURITIES REPRESENTED HEREBY HAVE BEEN REGISTERED UNDER THE SECURITIES ACT, OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES (AS DEFINED HEREIN) OR TO U.S. PERSONS EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN EACH CASE CONFIRMED BY AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER AND ONLY IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. IN ADDITION, HEDGING TRANSACTIONS INVOLVING THE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE SECURITIES ACT.”

9.2
The Vendor agrees that she may exchange the certificate(s) representing the Consideration Shares by delivering such certificate(s) to GIS duly executed and endorsed in blank (or accompanied by duly executed stock powers duly endorsed in blank), in each case in proper form for transfer, with signatures guaranteed, and, if applicable, with all stock transfer and any other required documentary stamps affixed thereto and with appropriate instructions to allow the transfer agent to issue a certificate for the Consideration Shares to the holder thereof.

9.3
The Vendor further acknowledges that the Consideration Shares issued pursuant to the terms and conditions set forth in the Agreement will be issued as “restricted securities” as defined by Rule 144 promulgated pursuant to the Securities Act and will have such hold periods as are required under applicable securities laws of the US and as a result may not be sold, transferred or otherwise disposed, except pursuant to an effective registration statement under the Securities Act, or unless, in the opinion of the GIS’s counsel, such transfer or other disposition is made pursuant to an effective registration statement under the Securities Act, or pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and in each case only in accordance with all applicable securities laws.

9.4
The Vendor represents that the Vendor is acquiring the Consideration Shares for the Vendor’s own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act, in a manner which would require registration under the Securities Act or any state securities laws.

9.5
The Vendor acknowledges that it is able to protect its interests in connection with the acquisition of the Consideration Shares and can bear the economic risk of investment in such securities without producing a material adverse change in Vendor’s financial condition. The Vendor otherwise has such knowledge and experience in financial or business matters that the Vendor is capable of evaluating the merits and risks of the investment in the Consideration Shares.

9.6
The Vendor represents, warrants and covenants that it is not acquiring the Consideration Shares as part of a group within the meaning of Section 13(d)(3) of the Exchange Act and the Vendor has not agreed to act with any other person for the purpose of acquiring, holding, voting or disposing of the Consideration Shares purchased hereunder for purposes of Section 13(d) under the Exchange Act, and the Vendor is acting independently with respect to its investment in the Consideration Shares.

10.	CONDUCT OF BUSINESS PENDING COMPLETION

10.1
The Vendor hereby undertakes with the Purchaser to procure that, except as required by this Agreement, no resolution of the directors or shareholders of any member of the Group shall be passed prior to Completion without the prior written consent of the Purchaser.

10.2	The Vendor hereby undertakes with the Purchaser that until Completion the Group shall carry on its business in a manner consistent with past practice and shall:

(1)
procure that the Group shall not without first obtaining the prior written consent of the Purchaser enter into any contract or commitment of an unusual or onerous nature or other than in the normal and ordinary course of business; and

(2)	keep the Purchaser informed of all matters relating to the Group and its business, assets and prospects.

10.3
Without prejudice and notwithstanding Clause 10.2, the Vendor undertakes that it shall pending Completion take all steps necessary to ensure that the Group shall not carry out any of the following actions and no resolution of the board of directors of any member of the Group or of its general meeting shall be passed to carry out the same unless the written consent of the Purchaser is obtained:

(1)
the creation or issue of any shares in any member of the Group or the grant of any options over any shares or the uncalled capital of any member of the Group or the issue of any warrant, debentures, securities or other obligations convertible into shares in any member of the Group or enter into any agreement to do any of the same;

(2)
the capitalisation, repayment or other form of distribution of any amount standing to the credit of any reserve of any member of the Group on the redemption or purchase of any shares in any member of the Group or any other reorganisation of share capital;

(3)	the winding-up or liquidation of any member of the Group;

(4)	the alteration of the rights attaching to any of the Sale Shares or the shares or registered capital in any member of the Group;

(5)	the alteration of the memorandum and articles of association of any member of the Group and the passing of any resolutions inconsistent with the provision of this Agreement;

(6)	the acquisition or disposal of any lease or any other interests in real property owned or occupied by each member of the Group or the creation of any Encumbrance over such property;

(7)	the acquisition of disposal of any property or other asset by each member of the Group if the aggregate sum involved exceeds (or, in the case of a disposal, if the book value exceeds) HK$100,000;

(8)
the acquisition or formation by any member of the Group of any subsidiary or the acquisition of any share in any other company or the participation by any member of the Group in any partnership or joint venture;

(9)	the sale or disposal of the whole or a substantial part of the undertaking or the assets of any member of the Group;

(10)	the entering into of any material contract by any member of the Group other than in its usual and ordinary course of business;

(11)
except in the usual and ordinary course of business of the relevant member of the Group, the lending of any moneys (otherwise than by way of deposit with a bank or other institution the normal business of which includes the acceptance of deposit), the granting of any credit or the giving of any guarantee or indemnity;

(12)	the amalgamation or merger of any member of the Group with any other company or concern;

(13)	the alteration of the composition of any board of directors of any member of the Group;

(14)	the making of any capital commitment by any member of the Group;

(15)
the borrowing of any moneys or acceptance of credit facilities by any member of the Group from banks, financial institutions and any other third parties other than in its usual and ordinary course of business; or

(16)
the making, declaration or payment of any dividend or distribution except the payment of HK$2,000,000 as bonus to Mr. Albert Yee Tat CHAN out of the profits of the Company legally available for such payment calculated up to 28 February 2006.

10.4	If at any time before Completion the Vendor or any of the Guarantors comes to know of any fact or event which:

(1)	is in any way inconsistent with any of the undertakings or agreements of the Vendor or any of the Guarantors, and/or

(2)	suggests that any of the Vendor Warranties may not be correct or incapable of being carried out, and/or

(3)
might affect the willingness of a prudent purchaser for value of the Sale Shares to complete its purchase or the amount of the consideration which such purchaser would be prepared to pay for the Sale Shares, the Vendor and the Guarantors shall give immediate written notice thereof to the Purchaser in which event the Purchaser may within seven (7) Business Days of receiving such notice rescind this Agreement by written notice to the Vendor and the Guarantors.

10.5	If at any time before Completion the Purchaser comes to know of any fact or event which:

(1)	is in any way inconsistent with any of the undertakings or agreements of the Purchaser, and/or

(2)	suggests that any of the Purchaser Warranties may not be correct or incapable of being carried out, and/or

(3)
might affect the willingness of a prudent investor for value for the subscription of the Consideration Shares to subscribe for the Consideration Shares or the amount of the subscription price which such investor would be prepared to subscribe for the Consideration Shares, the Purchaser shall give immediate written notice thereof to the Vendor in which event the Vendor may within ten (10) Business Days of receiving such notice rescind this Agreement by giving to the Purchaser a notice in writing signed by them jointly (but not otherwise).

10.6
If at any time before Completion the Vendor or any of the Guarantors fails to comply with any of his/her obligations under this Clause 10 or any other provisions of this Agreement or the Purchaser determines (acting reasonably) that any of the Vendor Warranties might have been incorrect or is or may be incapable of performance, the Purchaser may rescind this Agreement by written notice to the Vendor and the Guarantors.

11.	RESTRICTIONS ON VENDOR AND GUARANTORS

11.1
Each of the Vendor and the Guarantors undertakes to the Purchaser that he/she shall not without the prior written consent of the Purchaser for a period of three (3) years after Completion either solely or jointly with or on behalf of any other person, firm, company, trust or otherwise whether as director, shareholder, employee, partner, agent or otherwise:

(a)
carry on or be engaged or interested directly or indirectly in any capacity (except as the owner of shares or securities listed or quoted or dealt in on any stock exchange or securities market held by way of investment only) in any business which shall be in competition within Hong Kong and the PRC with the Company or any of its subsidiaries in the carrying on the business of lighting technology and lighting consultancy;

(b)
solicit or entice or endeavour to solicit or entice away from the Company or any of its subsidiaries any employee, officer, manager, consultant (including employees who are directors) of the Company or any of its subsidiaries or any persons whose services are otherwise made available to the Company or any of its subsidiaries on a full-time or substantially full-time basis;

(c)
deal with, canvass, solicit or approach or cause to be dealt with, canvassed or solicited or approached for business in respect of any trade or business carried on or service provided by the Company or any of its subsidiaries any person, firm or company who at Completion or within two years prior to Completion was a customer, supplier, client, representative, agent of or in the habit of dealing under contract with the Company or any of its subsidiaries;

11.2	Each of the Vendor and the Guarantors further undertakes to the Purchasers that:

(a)
he/she will not at any time hereafter make use of or disclose or divulge to any person other than to officers or employees of the Company whose province it is to know the same any information relating to the Company or any of its subsidiaries other than any information properly available to the public or disclosed or divulged pursuant to an order of a court of competent jurisdiction;

(b)
he/she will not at any time hereafter in relation to any trade, business or company use a name including the word or symbol “Lightscape” or its Chinese equivalent or any similar word or symbol in such a way as to be capable of or likely to be confused with the name of the Company or any subsidiary and shall use all reasonable endeavours to procure that no such name shall be used by any person, firm or company with which it is/they are connected; and

(c)	he/she shall not do anything which might prejudice the goodwill of the Company or any of its subsidiaries.

11.3
Each and every obligation under this Clause 11 shall be treated as a separate obligation and shall be severally enforceable as such and in the event of any obligation or obligations being or becoming unenforceable in whole or in part such part or parts as are unenforceable shall be deleted from this Clause 11 and any such deletion shall not affect the enforceability of all such parts of this Clause 11 as remain not so deleted.

11.4
The restrictions contained in this Clause 11 are considered reasonable by the parties hereto but in the event that any such restriction shall be found to be void but would be valid if some part thereof were deleted or the area of operation or the period of application reduced such restriction shall apply with such modification as may be necessary to make it valid and effective.

12.	ACCESS TO INFORMATION

The Vendor shall procure that, pending Completion, the Purchaser, its agents, representatives and professional advisers are given promptly on request full access to all such facilities and information regarding the business, assets, liabilities, contracts and affairs of the Group and other evidence of ownership of the assets owned by the Group as the Purchaser may require.

13.	FURTHER ASSURANCE

Each party shall execute, do and perform or procure to be executed, done and performed by other necessary parties all such further acts, agreements, assignments, assurances, deeds and documents within its powers to give effect to this Agreement and all transactions contemplated hereunder.

14.	GUARANTEES

14.1
Each of the Guarantors hereby irrevocably and unconditionally guarantees to the Purchaser the due and punctual performance of the Vendor of her obligations under this Agreement and undertakes to indemnify and keep effectively indemnified the Purchaser (if necessary by payment of cash on first demand) against all liabilities, losses, damages, costs and expenses stipulated under this Agreement or otherwise which the Purchaser may suffer or incur in connection with any default or delay on the part of the Vendor in the performance or any such obligations.

14.2
The obligations and liabilities of the Guarantors shall be continuing obligations and shall not be satisfied, discharged or affected by an intermediate payment or any change in the constitution or control of, or the insolvency of or any bankruptcy, winding up or analogous proceedings relating to any of the parties to this Agreement.

14.3
The liability of each of the Guarantors hereunder shall be unaffected by any arrangement which the Purchaser may make with the Vendor or with any other person which (but for this provision) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety. Without prejudice to the generality of the foregoing, the Purchaser is to be at liberty at any time and without reference to the Guarantors to give time for payment or grant any other indulgence and to give up, deal with, vary, exchange or abstain from perfecting or enforcing any other securities or guarantees held by the Guarantors at any time and to discharge any party thereto and to realise such securities or guarantees, as the Purchaser thinks fit and to compound with, accept compositions from and make any other arrangements with the Vendor without affecting the liability of the Guarantors hereunder.

14.4
As a separate and independent stipulation, it is hereby agreed by each of the Guarantors that any obligation and undertaking by each of the Guarantors under this Clause 14 which may not be enforceable against the Guarantors on the footing of a guarantee, whether by reason of any legal limitation (other than any limitation imposed by this Agreement), disability or incapacity on or of the Vendor or any other fact or circumstance whether or not known to the Purchaser shall nevertheless be enforceable against any of the Guarantors as the sole and principal obligor in respect thereof.

14.5
Without prejudice to the other provisions of this Agreement, the obligations and undertakings expressed to be assumed by or imposed on the Guarantors under this Agreement shall remain in force so long as the Vendor shall have any liability or obligation to the Purchaser under this Agreement and until all such liabilities and obligations have been discharged in full.

14.6	Each of the Guarantors hereby waives any right to require a proceeding first against the Vendor or any other person.

14.7
Each of every obligation, covenant, representation, warranty and undertaking of the Guarantors provided herein shall be the joint and several obligations, covenants, representations, warranties and undertakings of each of the Guarantors and the Purchaser shall be at liberty to release, compound with or otherwise vary or agree to vary the liability of, or to grant time or other indulgence, or make other arrangements with any one of the Guarantors without the consent of or notice to the others and without prejudicing, affecting the right, remedy and power of the Purchaser, against the others.

15.	CONFIDENTIALITY AND ANNOUNCEMENTS

15.1
Each of the parties hereto undertakes to the others that he/she/it will not, at any time after the date of this Agreement, divulge or communicate to any person other than to his/her/its professional advisers, or when required by law, or to his/her/its respective officers or employees whose province it is to know the same any confidential information concerning the business, accounts, finance or contractual arrangements or other dealings, transactions or affairs of any of the others which may be within or may come to its knowledge and it shall use its best endeavours to prevent the publication or disclosure of any such confidential information concerning such matters.

15.2
No public announcement or communication of any kind shall be made in respect of the subject matter of this Agreement unless specifically agreed between the parties hereto or unless an announcement is required pursuant to the applicable law and the regulations or the requirements of the Securities and Exchange Commission of the US or any other regulatory body or authority. Any announcement by any party hereto required to be made pursuant to any relevant law or regulation or the requirements of the Securities and Exchange Commission of the US or any other regulatory body or authority shall be issued only after such prior consultation with the other party as is reasonably practicable in the circumstances.

16.	TIME AND WAIVER

Time shall in every respect be of the essence of this Agreement but no failure on the part of any party hereto to exercise, and no delay on its part in exercising any right hereunder shall operate as a waiver thereof, nor will any single or partial exercise of any right under this Agreement preclude any other or further exercise of it or the exercise of any other right or prejudice or affect any right against any other parties hereto under the same liability, whether joint, several or otherwise. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law. The parties shall then use all reasonable endeavors to replace the invalid or unenforceable provisions by a valid and enforceable substitute provision the effect of which is as close as possible to the intended effect of the invalid and unenforceable provision.

17.	INVALIDITY

If at any time any one or more of the provisions of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any relevant jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement in that jurisdiction nor the legality, validity or enforceability of such provision under the laws of any other jurisdictions shall in any way be affected or impaired thereby.

18.	AMENDMENTS

This Agreement shall not be amended, supplemented or modified except by instruments in writing signed by all parties hereto.

19.	NOTICES

19.1
Any notice claim, demand, court process, document or other communication to be given under this Agreement (collectively “communication” in this Clause 19) shall be in writing in the English language and may be served or given personally or sent to the telex or facsimile numbers (if any) of the relevant party and marked for the attention and/or copied to such other person as specified in Clause 19.5.

19.2
A change of address or telex or facsimile number of the person to whom a communication is to be addressed or copied pursuant to this Agreement shall not be effective until five (5) days after a written notice of change has been served in accordance with the provisions of this Clause 19 on all other parties to this Agreement with specific reference in such notice that such change is for the purposes of this Agreement.

19.3	A party may not designate a non Hong Kong address for the service of communications to it.

19.4
All communications shall be served by the following means and the addressee of a communication shall be deemed to have received the same within the time stated adjacent to the relevant means of despatch:

Means of despatch	Time of deemed receipt

Local mail or courier	24 hours
Telex	on despatch
Facsimile	on despatch
Air courier/speedpost	3 days
Airmail	5 days

19.5
The initial addresses and facsimile numbers of the parties for the service of communications, the person for whose attention such communications are to be marked and the person to whom a communication is to be copied are as follows:

To the Vendor and the Guarantors:

Address:	Level 25, Bank of China Tower, 1 Garden Road, Central, Hong Kong
Facsimile:	(852) 2251 8552

To the Purchaser:

Address:	16/F., Hang Seng Mongkok Building, 677 Nathan Road, Mongkok, Kowloon, Hong Kong
Facsimile:	(852) 2546 6878
Attention:	Mr. Bondy Tan

19.6
A communication served in accordance with this Clause 19 shall be deemed sufficiently served and in proving service and/or receipt of a communication it shall be sufficient to prove that such communication was left at the addressee’s address or that the envelope containing such communication was properly addressed and posted or despatched to the addressee’s address or that the communication was properly transmitted by telex, facsimile or cable to the addressee. In the case of communication by telex, such communication shall be deemed properly transmitted upon the receipt by the machine sending the telex the telex answerback of the addressee; in the case of facsimile transmission, such transmission shall be deemed properly transmitted on receipt of a report of satisfactory transmission printed out by the sending machine.

19.7	Nothing in this Clause 19 shall preclude the service of communication or the proof of such service by any mode permitted by law.

20.	ASSIGNMENT

This Agreement shall be binding upon and enure for the benefit of each party’s successors or assigns and, none of the rights of the parties under this Agreement may be assigned or transferred.

21.	ENTIRE AGREEMENT

This Agreement (together with any documents referred to herein) constitutes the entire agreement between the parties hereto with respect to the matters dealt with herein and supersedes any previous agreements, arrangements, statements, understandings or transactions between the parties hereto in relation to the matters hereof.

22.	COSTS

Each of the Vendor, Guarantors and the Purchaser shall bear his/her/its own costs and expenses (including legal fees) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and all documents incidental or relating to Completion.

23.	COUNTERPART

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of parties hereto may execute this Agreement by signing any such counterparts.

24.	LEGAL REPRESENTATION

The parties hereby acknowledge that Preston Gates & Ellis only act for the Purchaser in connection with this Agreement and each of the Vendor and the Guarantors has been duly advised to seek independent legal advice and to obtain separate legal representation.

25.	GOVERNING LAW, JURISDICTION AND PROCESS AGENTS

25.1	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

25.2	The parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of Hong Kong.

SCHEDULE 1

DETAILS OF THE COMPANY

Name of Company	:	LIGHTSCAPE HOLDING LTD.

Date of Incorporation	:	23 March 2004

Place of Incorporation	:	British Virgin Islands

Company Number	:	587649

Registered Office	:	Overseas Management Company Trust (B.V.I.) Ltd. OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands

Existing company secretary	:	Not yet appointed

Authorised share capital	:	US$50,000 divided into 50,000 Shares

Issued share capital	:	US$10 (comprising of 10 Shares)

Existing shareholder:

Name of shareholder		No. of shares Percentage

WOO Yuen Yu		10 100%
Directors:	:	WOO Yuen Yu
Auditors	:	Not yet appointed

Financial year end	:	Not yet determined

Principal activities	:	Investment holding

SCHEDULE 2

DETAILS OF THE SUBSIDIARY

Name of Company	:	Luminous LED Technologies Limited

Date of Incorporation	:	19 March 2005

Place of Incorporation	:	Hong Kong

Company Number	:	957093

Registered Office	:	Level 25, Bank of China Tower, 1 Garden Road, Central, Hong Kong

Existing company secretary	:	ACORE LIMITED

Authorised share capital	:	HK$10,000.00 divided into 10,000 shares of HK$1.00 each

Issued share capital	:	HK$1,000.00 (comprising of 1,000 shares of HK$1.00 each)

Existing shareholders:

Name of shareholders		No. of shares Percentage

LIGHTSCAPE HOLDING LTD.		1,000 100%
Directors:	:	WOO Yuen Yu
Auditors	:	Not yet appointed

Financial year end	:	Not yet determined

Principal activities	:	Investment holding

SCHEDULE 3

VENDOR WARRANTIES

l.	Recitals

The matters stated in the Recitals to this Agreement are true and correct in all material respects.

2.	The Vendor, the Guarantors and the Company

2.1
Each of the Vendor and the Guarantors has the full power to enter into and perform this Agreement and this Agreement will, when executed, constitute binding obligations on each of them in accordance with its terms.

2.2
There is no outstanding indebtedness or other liability (actual or contingent) owing by any member of the Group to the Vendor or the Guarantors, any director of a member of the Group or any person connected with the Vendor or the Guarantors nor is there any indebtedness owing to a member of the Group by any such person.

2.3
The entire issued share capital of the Company is as set out in Recital (A) and the Sale Shares are issued fully paid and are beneficially owned by the Vendor free from all Encumbrances and the same are freely transferable by the Vendor without the consent, approval, permission, licence or concurrence of any third party.

2.4
True copies or certified true copies of the memorandum and articles of association or constitutional documents of the Company and its subsidiaries and have been provided to the Purchaser. The copies of the memorandum and articles of association or constitutional documents of the Company and its subsidiaries so provided to the Purchaser are true and complete and have embodied in them or annexed to them a copy of every such resolution as is required by applicable laws of the place of the incorporation or other relevant legislation.

2.5	None of the members of the Group has granted any right to call for the issue of or agreed to issue at any time after Completion any share or loan capital.

2.6
None of the members of the Group is under any contract, options, warrants or any other obligations regarding any part of its capital, issued or unissued, or for the issue of any shares, debentures, warrants, options, or other similar securities.

2.7
None of the members of the Group has any other subsidiary and does not have any investment in any other company, other than Lightscape Technologies Ltd. (which the Group has an equity interest of 50% of its issued share capital), Luminous Technologies Ltd. (which the Group has an equity interest of 30% of its issued share capital) and Lightscape Technology (Macau) Ltd. (which the Group has an equity interest of 49.6% of its issued share capital).

3.	Financial and taxation

3.1
The Management Accounts were prepared in accordance with the generally accepted accounting practice, standards and principles of Hong Kong, substantially the same accounting practice, standards and principles as those adopted and consistently applied by the Group.

3.2
Each member of the Group has duly complied and will until Completion continue duly to comply with its obligations to account to the relevant tax authorities for all amounts for which it is or may become accountable in respect of Taxation.

3.3	All returns in connection with Taxation that should have been made by a member of the Group have been made currently and on a proper basis and will until Completion continue to be so made.

3.4	Each member of the Group has duly and punctually paid all Taxation which it has become liable to pay and is under no liability to pay any penalty or interest in connection with any claim for Taxation.

3.5
The Group has sufficient working capital to carry on its businesses in their present form and at present levels of turnover for the foreseeable future and for the purposes of carrying out and fulfilling in accordance with their terms all orders, projects and other contractual obligations which have been placed with or undertaken by the Group.

3.6
Save as disclosed in the Management Accounts, the Company and other members of the Group has no outstanding debts, liabilities and indebtedness, whether actual, contingent or deferred, due or payable or incurred in the ordinary and usual course of business, since the Management Accounts Date.

3.7	Each member of the Group has exercised its reasonable endeavours to preserve and secure all tax benefits and refunds.

3.8
All assets of the Group of a wasting or depreciable nature are stated in the Management Accounts after deduction of depreciation, and such depreciation being in amounts sufficient to write down such assets over their respective expected useful economic lives, and unless stated to the contrary in the Management Accounts, depreciation is calculated on a straight line basis and a consistent depreciation policy has been adopted over all assets and there has been no change in the basis or policy of depreciation.

3.9
All accounting records, vouchers, invoices, ledgers, contracts and memoranda and all other accounting documents of the Group and records of all transactions thereof are in the possession of the relevant member of the Group and have been properly written up, kept and maintained in accordance with generally accepted accounting practice and together shows a true and fair view of the affairs and financial position of the Group.

3.10
A consistent accounting policy has been adopted by each of the members of the Group over the past three years immediately preceding the Management Accounts Date (or, from the date of incorporation when this is a shorter period) and there has been no material change thereof.

3.11	None of the members of the Group holds any security (including any guarantee or indemnity) which is not valid and enforceable against the grantor thereof in accordance with its terms.

3.12	In relation to all financing arrangements to which any of the members of the Group is a party:

(a)	there has been no contravention of or non compliance with any provision of any such document which is material and adverse in the context of the Group;

(b)	no steps for the enforcement of any Encumbrances have been taken or threatened;

(c)	there has not been any material alteration in the terms and conditions of any of the said arrangements or facilities all of which are in full force and effect;

(d)	nothing has been done or omitted to be done whereby the continuance of the said arrangements and facilities in full force and effect might be adversely affected or prejudiced; and

(e)	none of the arrangements is dependent on the guarantee of or on any security provided by a third party.

3.13	The total amount borrowed by each of the members of the Group:

(a)	from its bankers does not exceed its overdraft facilities; and

(b)	from whatsoever source does not exceed any limitation on borrowing contained in its constitutive documents or any other deed or document binding on it.

3.14
There were no material commitments on capital account outstanding as at the Management Accounts Date and, since the Management Accounts Date, the members of the Group have not made, or agreed to make, any material capital expenditure, or incurred or agreed to incur any material capital commitments nor has any of them disposed of, or realised, any capital assets material to its usual and ordinary course of business or any interest therein.

3.15
The net tangible asset value of the Group as at the date of this Agreement calculated in accordance with the generally accepted accounting principles of Hong Kong is not less than the amount shown in the Management Accounts and the Vendor and the Guarantors consider that the accounting basis and policies adopted for such calculations are fair, reasonable and appropriate to reflect the net tangible assets of the Group as at such date.

4.	Assets

4.1
The assets of the Group included in the Management Accounts are solely the property of the Group and are not subject to any Encumbrance or any agreement to give or create any Encumbrance including any bill of sale, hire or hire purchase agreement, conditional sale, credit sale or similar agreement except for (i) any hire purchase agreement in the usual and ordinary course of business involving expenditure of less than HK$1,000,000 per annum; (ii) title retention provisions in respect of goods and materials supplied to the Group in the usual and ordinary course of business; or (iii) liens arising in the ordinary course of business by operation of law.

4.2
Since the Management Accounts Date, save for disposals in the ordinary course of its business, the assets of the Company and its subsidiaries have been in the possession of, or under the control of, the Group.

4.3
The fixed and loose plant, machinery, vehicles and other equipment used in connection with the business of the Group are in a good and safe state of repair and condition and satisfactory working order and have been regularly and properly maintained.

5.	Litigation, disputes and winding up

5.1
Except as plaintiff in the collection of debt arising in the usual and ordinary course of business (none of which exceeds HK$500,000), no member of the Group is engaged in (nor is any director in relation to the affairs of any member of the Group engaged in) any legal proceedings (including litigation, arbitration and prosecution) and no such proceedings are pending or threatened, nor are there any facts likely to give rise to such proceedings known or which would on reasonable enquiry be known to any member of the Group or their respective directors.

5.2
None of the member of the Group, the Vendor and the Guarantors has in relation to the any company of the Group committed nor are they liable for any criminal, illegal, unlawful or unauthorised act or breach of any obligation whether imposed by or pursuant to the laws of Hong Kong, the PRC or otherwise.

5.3
No order has been made, or petition presented, or resolution passed for the winding up of or the taking of any analogous proceedings against any member of the Group; nor has any distress, execution or other process been levied in respect of the Group which remains undischarged; nor is there any unfulfilled or unsatisfied judgment or court order outstanding against any member of the Group.

6.	Company records

6.1
Each member of the Group has kept duly made up all requisite books of account (reflecting in accordance with good accounting principles all the financial transactions of the relevant member of the Group), minute books, registers, records and these and all other deeds and documents (properly stamped where necessary) belonging to or which ought to be in the possession of a member of the Group and its seal are in the possession of the relevant member of the Group or the lender(s) to the member of the Group concerned (where such documents form part of the loan or security documents for loans made to the Group or documents required to be delivered under such loan or security documents).

6.2	All accounts, books, ledgers, and other financial records of each member of the Group:

(a)	have been properly maintained, are in the possession of the Company and contain due and accurate records of all matters required by law to be entered therein;

(b)	do not contain or reflect any material inaccuracies or discrepancies; and

(c)
give and reflect a true and fair view of the matters which ought to appear therein and no notice or allegation that any of the same is incorrect has been received, or if the Company has received such notice or allegation, the incorrectness or errors have been rectified.

6.3
Without prejudice to the generality of paragraph 6.1 the minute book of directors’ meetings and the minute book of shareholders’ meetings respectively of each member of the Group contain full and accurate records of all resolutions passed by the directors and the shareholders of the member of the Group concerned and no resolutions have been passed by either the directors or shareholders of the member of the Group concerned which are not recorded in the relevant minute books.

6.4
All documents requiring to be filed with the registrar of companies or equivalent government bureau in the jurisdiction in which any member of the Group is incorporated or any other relevant authority by the relevant member of the Group have been properly made up and filed.

7.	Properties

7.1
The property (the “Property”) referred to in the Management Accounts comprises all the land and premises occupied by the Group at the date hereof and all the estate, interest, right and title whatsoever of the Group in, under, over or in respect of any land or premises and the descriptions and user set out therein are correct and not misleading in all material respects.

7.2	The Group has exclusive and unfettered possession and is the sole occupier of the Property.

7.3
There are no covenants, restrictions, burdens, stipulations, conditions, terms or outgoings affecting the Property which are of an unusual or onerous nature or which affect the use or intended use of the Property and there are no other matters which adversely affect the right of the Group thereto.

7.4
All covenants, restrictions, stipulations, conditions and other terms affecting the Property have been observed and performed and there are no circumstances which would entitle or require the government or any landlord or other person to exercise any powers of entry and taking possession or which would otherwise restrict or terminate the continued possession of occupation of the Property.

7.5
The present use of the Property is the permitted use for the purpose of the relevant planning of building regulations and is not adversely affected or likely to be adversely affected by any planning proposals and the Group is not a temporary user or user subject to onerous or unusual conditions giving rise to abnormal expenditure.

7.6
The Property is not affected by any order or notice of or proceedings involving any governmental or local authority or other body or any agreement with any of the same or by notices serviced by the Group on any such authority or body.

7.7	The construction of all buildings and erections on the Property comply with all statutes, regulations, bye-laws and other relevant legislation.

7.8
All policies of insurance relating to the Property effected by the Group (including fixtures, fittings and contents) are current and valid, cover the full re-instatement value thereof and are not subject to any special or unusual terms or restrictions or to the payment of any premium in excess of the normal rate for policies of the same kind and conform in all material respects with the requirements of the lease under which the Property is held.

7.9
No structural or other material defects have appeared in respect of or is affecting the buildings and structures on or comprising the Property or nay parts thereof and all such buildings are in good and substantial repair and condition.

7.10	There are not in force or required to be in force any licences under any applicable legislation or regulations which apply to the Property.

7.11
The Property is accessible by public roads and enjoys the services of water, gas, electricity, telephone line, sewerage and other utility services and the accessibility of such roads and these services are reasonably adequate for the operations of the business of the Group.

7.12
There are no circumstances under which by operation of law or otherwise the Group’s right to remain at or use the Property for the purposes for which it is now used may be adversely affected for any reason whatsoever.

8.	Corporate status

8.1	The contents of Schedules 1 and 2 are true and accurate in all material respects.

8.2
Each member of the Group has been duly incorporated and constituted, and is legally subsisting under the law of its place of incorporation and has the requisite corporate power and all permits, authorities, licences and consents (whether granted by public or private authority) necessary to carry on its business in the matter and in the places in which its business is now carried on and there are no circumstances which might lead to the suspension or cancellation of any such permits, authorities, licences or consents, and there has been no resolution, petition or order for the winding-up of any member of the Group and no receiver has been appointed in respect thereof or any part of the assets thereof, nor are any such resolutions, orders and appointments imminent or likely.

8.3	No events or omissions have occurred whereby the constitution, subsistence or corporate status of any member of the Group have been or are likely to be adversely affected.

9.	The business

9.1	Since the Management Account Date and save as Disclosed:

(a)
each member of the Group has carried on its business in the ordinary and usual course without having entered into any material transaction, assumed any material liability, or made any material payment not provided for in the Management Accounts which is not in the ordinary course of its business, and there has not been any material adverse interruption or alteration in the nature, scope or manner of its business which would likely to prejudice the interests of the Purchaser as a prospectively purchaser of the Sale Shares;

(b)
each member of the Group has paid its creditors within the time agreed with such creditors and there are no debts outstanding by the Company which have been due for more than six months other than intra-group indebtedness which does not exceed HK$500,000 in aggregate for the Group as a whole or moneys borrowed from third parties of a non-trade nature (which do not exceed HK$500,000 in aggregate for the Group as a whole;

(c)	the Group has not entered into, or agreed to enter into, any capital commitments in an amount exceeding the aggregate of HK$1,000,000 (or its equivalent in any other currency);

(d)	no share or loan capital has been issued or agreed to be issued by the respective companies;

(e)
no distribution of capital or income has been declared, made or paid in respect of any share capital of any member of the Group and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of any member of the Group has been repaid in whole or part or has become liable to be repaid in advance of their scheduled dates of repayment; and

(f)	there has been no material deterioration in the financial position or prospects or turnover of the Group (taken as a whole).

9.2	The acquisition of Sale Shares by the Purchaser and compliance with the terms of this Agreement will not:

(a)
cause any member of the Group to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with the Group not to continue to do so on the same basis as previously;

(b)
relieve any person of any obligation to the Group (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by the Group or to exercise any right whether under an agreement with or otherwise in respect of any of them;

(c)	result in any present or future indebtedness of the Group becoming due or capable of being declared due and payable prior to its stated maturity;

(d)	give rise to or cause to become exercisable any right of pre-emption; or

(e)	adversely affect the Group’s relationships with its clients, customers, suppliers or employees.

10.	The Group’s contracts

10.1
All documents (which is likely to have a material effect on the financial or trading position or prospects of any member of the Group or involves or is likely to involve (i) expenditure by any member of the Group in excess of HK$1,000,000 in respect of any such document or (ii) obligations or restrictions of any member of the Group of an unusual or exceptional nature or magnitude and not in the ordinary and usual course of business) to which any member of the Group is a party and other documents owned by or which ought to be in the possession of the Group have been properly stamped and are in the Group’s possession and true and complete copies thereof have been delivered to the Purchaser.

10.2	No member of the Group is a party to any agreement, transaction, obligation, commitment, understanding, arrangement or liability in which it:

(a)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken;

(b)	is known or is likely to result in a loss to the Group on completion of performance;

(c)	cannot readily be fulfilled or performed by the member of the Group on time without undue or unusual expenditure of money and effort;

(d)	involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature;

(e)	is a lease or a contract for hire or rent, hire purchase or purchase by way of credit sale or periodical payment;

(f)	is a contract with any trade union or body authorized representing the Company’s employees;

(g)	requires an aggregate consideration payable by the Company in excess of HK$500,000 otherwise than in the usual and ordinary course of business of the Group;

(h)	is a contract for services (other than normal office services);

(i)	in any way restricts the Company’s freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(j)	is in any way otherwise than in the ordinary and proper course of the Company’s or the respective subsidiary’s business.

10.3
No member of the Group is a party to any agreement under which the member of the Group or any other party is in default, being a default which is material in relation to the financial or trading position of the Company nor are there any circumstances likely to give rise to such a default.

10.4	No person other than a member of the Group has given any guarantee of or security for any overdraft, loan or loan facility granted to any member of the Group.

10.5
There are in force no powers of attorney given by a member of the Group. No person, as agent or otherwise, is entitled or authorised to bind or commit a member of the Group to any obligation not in the ordinary course of the relevant member’s business.

11.	Insurance

11.1	The Group has maintained insurance covers in respect of all risks and up to an extent that may reasonably be expected of a prudent businessman operating a business similar to that of the Group.

11.2
All insurance policies taken out by the Group are valid, binding, in full force and effect and not voidable. To the best knowledge of the Vendor and the Guarantors, there are no circumstances which might lead to any liability under any such insurance policies being avoided by the insurers or the premiums being increased and there is no claim outstanding under any such policy nor are there any circumstances likely to give rise to a claim.

12.	Employment and disputes

12.1	There has been no past and there is no existing or pending industrial or labour dispute with the employees of any member of the Group which is of a material nature exists or is imminent.

12.2
To the best of knowledge, information and belief of the Vendor and the Guarantors, there is no existing or imminent material labour disturbance by the employees of any of the principal suppliers, manufacturers or contractors of any member of the Group which might be expected to result in any material adverse change in the condition, financial or otherwise, or in the earnings, business affairs or business prospects of any member of the Group.

12.3
No member of the Group has established or incurred an obligation to establish or given any undertaking in respect of any retirement, death or disability scheme or arrangement relating to any present or past employee or director of any member of the Group or any other person under which any obligation or liability has arisen or might reasonably be expected to arise which is material.

12.4
The Group has neither given notice of any redundancies or layoffs nor started consultations with any independent trade union or employees’ representatives regarding redundancies, lay offs or dismissals within the period of one year prior to the date hereof. No circumstances have arisen under which the Group is likely to be required to pay damages for wrongful dismissal, to make any statutory severance, redundancy or long service payment or to make or pay any compensation for unreasonable dismissal or to make any other payment under any employment protection legislation or to reinstate or re-engage any former employee. No circumstances have arisen under which the Group is likely to be required to pay damages or compensation, or suffer any penalty or be required to take corrective action or be subject to any form of discipline under any laws conferring protection against discrimination, harassment, victimisation or vilification by reason of age, gender, family circumstances, race, religion or disability. So far as the Group is aware, there are no current, pending or threatened claims of any type against it by any existing or former employees.

12.5
There are no existing service or other agreements or contracts between the Group and any of its directors or executives or employees which cannot be lawfully terminated by six calendar months’ notice or less without giving rise to any claim for damages or compensation other than a statutory redundancy or severance or long service payment, and the Group has complied with all its obligations under all ordinances, statutes and regulations, codes, orders and awards in connection with its employees and with all collective agreements with respect to trade unions or to employees of the Group.

13.	Environment issues

13.1	The Group is currently complying with all environmental laws in Hong Kong, the PRC and other relevant jurisdictions and has at all times complied with all environmental laws.

13.2
No discharge, release, leaching, emission or escape into the environment of any hazardous substance or any substance regulated by any relevant environmental law has occurred or is occurring in the conduct of the business of the Group or in the conduct by the Group of any former business or in connection with or in relation to any assets of the Group or in connection with or in relation to any former assets of the Group while such former assets were in the ownership or under the control of the Group and no such discharge, release, leaching, emission or escape has occurred or is occurring for which the Company might otherwise be held liable.

13.3
Allwaste which is or has been used, produced, controlled or disposed of by the Group and all waste which is or has been located at the Group’s properties is and has been stored, labelled, handled, released, treated, processed, deposited, transported, documented and disposed of in accordance with all environmental laws.

13.4
The Group in carrying on its business has ensured that the best available techniques not entailing excessive cost are used for preventing the discharge, release, leaching, emission or escape into the environment of any hazardous substance or of any substance regulated by relevant environmental laws.

13.5
There have not been nor are there threatened or pending any civil or criminal actions, notices of violations, investigations, administrative proceedings or written communications from any regulatory authority under any environmental laws against the Group or any of its assets or any of its directors, employees, officers or agents and, so far as the Group is aware, there are no facts or circumstances which may give rise to the same.

14.	Intellectual property rights and trade secrets

14.1
The business of the Group (and of any licensee under a licence granted by the Group) as now carried on, does not, and is not likely to, infringe any intellectual property right (that is to say, patent, patent application, knowhow, trade or service mark, trade or service mark application, trade name, registered design, copyright, logo or other similar intellectual, industrial or commercial right) of any other person (and would not do so if the same were valid).

14.2	To the extent that the Group has been granted any licence for the use of any intellectual property right, all such licences are in full force and effect.

14.3
Without prejudice to paragraph 14.1 above, the Group does not use any processes and is not engaged in any activities which involve the misuse of any knowhow, lists of customers or suppliers, trade secrets, technical processes or other confidential information (together “Confidential Information”) belonging to any third party. There has been no actual or alleged misuse by any person of any of its Confidential Information. The Group has not disclosed to any person any of its Confidential Information except where such disclosure was properly made in the usual and ordinary course of the Group’s business and was made subject to an agreement under which the recipient is obliged to maintain the confidentiality of such Confidential Information and is restrained from further disclosing it or using it other than for the purposes for which it was disclosed by the Group.

14.4
The Group has not (otherwise than in the ordinary and normal course of business and to its staff and officers whose province it is to know and its professional advisers) disclosed, or permitted to be disclosed, or undertaken or arranged to disclose, to any person other than the Purchaser any of its knowhow, trade secrets, confidential information, price lists or lists of customers or suppliers.

15.	Events since the Management Accounts Date

Since the Management Accounts Date:

(a)
there has been no material adverse change in the financial condition or prospects of any of the members of the Group and each of the members of the Group has entered into transactions and incurred liabilities only in the ordinary course of trading;

(b)	no resolution of any of the members of the Group in general meeting has been passed other than resolutions relating to the business of an annual general meeting which was not special business;

(c)	the financial year end of each of the members of the Group has continued to be and has not changed;

(d)	no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness prior to its normal maturity date;

(e)
the business of each of the members of the Group has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past, no fixed asset or stock has been written up nor any debt written off, and no unusual or abnormal contract has been entered into by any of the members of the Group;

(f)
no asset of any of the members of the Group has been acquired or disposed, or has been agreed to be acquired or disposed of, otherwise than in the ordinary course of business and there has been no disposal or parting with possession of any of its property, assets (including know-how) or stock in trade or any payments by any of the members of the Group, and no contract involving expenditure by it on capital account has been entered into by any of the members of the Group, and no liability has been created or has otherwise arisen (other than in the ordinary course of business as previously carried on);

(g)
there has been no disposal of any asset (including stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for tax purposes;

(h)
no event has occurred which gives rise to a tax liability to any of the members of the Group or deemed (as opposed to actual) income, profits or gains or which results in the relevant company becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company; and

(i)
no remuneration (including bonuses) or benefit payable to any officer or employee of any of the members of the Group has been increased nor has any of the members of the Group undertaken any obligation to increase any such remuneration at any future date with or without retrospective effect.

16.	General

All information contained in this Agreement or in the documents referred to herein and therein and all other information concerning the Group and/or any part or parts of its business operations assets and liabilities (actual or contingent) supplied in the course of the negotiations leading to this Agreement to the Purchaser or its agents was when given true, complete and accurate in all material respects and there is no fact or matter which has not been disclosed which renders any such information or documents untrue, inaccurate or misleading in any material respect at the date of this Agreement or which if disclosed might reasonable be expected to influence adversely the Purchaser’s decision to purchase the Sale Shares on the terms of this Agreement.

SCHEDULE 4

TAX INDEMNITY

DATE: [            ] 2006

WOO YUEN YU
(as the Covenantor)

AND

TECH TEAM INVESTMENT LIMITED
(as the Purchaser)

AND

LIGHTSCAPE HOLDING LTD.
(as the Company)

DEED OF INDEMNITY

35th Floor, Two International Finance Centre,
8 Finance Street,
Central, Hong Kong

Tel: (852) 2511 5100 Fax: (852) 2511 9515
Website: www.prestongates.com

Our ref: 53667-00002/NKA/CWF

THIS DEED OF INDEMNITY is made on [           ] 2006

BY:

WOO YUEN YU, holder of Hong Kong Identity Card No. B977792(5) and whose correspondence address is at Room 1112, 11/F., Cammer Commercial Building, 30 Cameron Road, Tsimshatsui, Kowloon, Hong Kong (the “Covenantor”),

IN FAVOUR OF:

(1)
TECH TEAM INVESTMENT LIMITED, a company incorporated in the British Virgin Islands and having its registered office at Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands (the “Purchaser”); and

(2)
LIGHTSCAPE HOLDING LTD., a company incorporated in the British Virgin Islands and having its registered office at OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands (the “Company”) on its own behalf and as trustee for its subsidiary whose name, place of incorporation and attributable interest of the Company are set out in Schedule 2 to the Agreement (as defined below).

WHEREAS:

(A)
By an agreement (the “Agreement”, such expression shall include the same as supplemented and amended from time to time) dated [—] 2006 and made by, among others, (i) the Covenantor, as vendor; and (ii) the Purchaser as purchaser whereby the parties agreed, among other matters, for the sale and purchase of such number of Shares which shall be equivalent to 60% of the issued share capital of the Company.

(B)	It is a condition of the Agreement that the Covenantor shall enter into this Deed to provide the Company with an indemnity subject to the terms and conditions herein contained.

NOW THIS DEED WITNESSES AND IT IS HEREBY AGREED as follows:

1.	(a)	Words and expressions used herein, unless otherwise expressed or required by context, shall have the same meanings as those used or defined in the Agreement.

(b)	In this Deed, in addition to the definitions in the Agreement, the following words and expressions shall have the following meanings:

“Claim”
any assessment, notice, demand or other documents issued or action taken by or on behalf of the Inland Revenue Department of Hong Kong or any other statutory or governmental authority whatsoever in Hong Kong, the PRC or any other part of the world from which it appears that the Companies or any of them are liable or are sought to be made liable for any payment of any form of Taxation or to be deprived of any Relief or right to repayment of any form of Taxation which Relief or right to repayment would but for the Claim have been available to the Companies or any of them

“Companies”	the Company and its subsidiary;

“Relief”
any relief, allowance, concession, set off or deduction in computing profits, income or expenditure against which a Taxation is assessed, or any credit granted by or pursuant to any legislation or otherwise relating to all forms of Taxation;

“Taxation”	(i)
any liability to any form of taxation whenever created or imposed and whether of Hong Kong, Singapore or of any other part of the world and without prejudice to the generality of the foregoing includes profits tax, provisional profits tax, interest tax, salaries tax, property tax, provisional profits tax, business tax on gross income, income tax, value added tax, interest tax, salaries tax, property, estate duty, death duty, capital duty, stamp duty, payroll tax, withholding tax, rates, social welfare tax, social welfare insurance, sales and lease tax, dividend tax, import customs and exercise duties and generally any tax duty, impost, levy or rate or any amount payable to the revenue, customs or fiscal authorities of local, municipal, governmental, state, provincial, federal level whether of Hong Kong, Singapore or of any other part of the world;

(ii)	such amount or amounts as is referred to in Clause l(c) hereof; and

(iii)
all interest, penalties, costs, charges and expenses incidental or relating to the liability to Taxation or the deprivation of any Relief or of a right to repayment of Taxation which is the subject of the indemnity contained herein to the extent that the same is payable or suffered by the Company.

(c)
In the event of deprivation of any Relief or of a right to repayment of any form of Taxation, there shall be treated as an amount of Taxation for which a liability has arisen the amount of such Relief or repayment or (if smaller) the amount by which the liability to any such Taxation of the Companies or any of them would have been reduced by such Relief if there had been no such deprivation as aforesaid, applying the relevant rates of Taxation in force in the period or periods in respect of which such Relief would have applied or (where the rate has at the relevant time not been fixed) the last known rate and assuming that the Companies or any of them (as the case may be) had sufficient profits against which such Relief might be set or given.

2.
Subject as hereinafter provided, the Covenantor hereby covenants and agrees with the Purchaser (for itself and as trustee for its successors in title, and as separate covenants with each of the Companies that she will fully and effectually indemnify and at all times keep fully and effectually indemnified the Purchaser and/or each of the Companies from and against:

(a)
the amount of any and all Taxation falling on the Companies or any of them from or by reference to any income, profits, gains, transactions, events, matters or things earned, accrued, received, entered into or occurring on or before the Completion Date or any event or transaction on or before the Completion Date whether alone or in conjunction with any other circumstances whenever occurring and whether or not such Taxation is chargeable against or attributable to any other person, firm or company, including any and all Taxation resulting from the receipt by the Companies of any amounts paid by the Covenantor under this Deed; and

(b)	all reasonable costs (including all legal costs), expense or other liabilities which the Purchaser or the Companies may incur in connection with:

(i)	the settlement of any claim under this Deed;

(ii)	any legal proceedings in which the Purchaser or any of the Companies claims under or in respect of this Deed and in which judgment is given for the Purchaser or any of the Companies; or

(iii)	the enforcement of any such settlement or judgment.

3.	This Deed does not cover any Claim and the Covenantor shall be under no liability under this Deed in respect of Taxation:

(a)	to the extent that provision has been made for such Taxation in the Management Accounts; or

(b)
which would not have arisen but for any act or omission by the Purchaser or any of the Companies effected without the prior written consent or agreement of the Covenantor, otherwise than in the ordinary course of business after the date hereof; or

(c)	for which each of the Companies is primarily liable as a result of transactions in the ordinary course of normal day to day trading operations since the Completion Date; or

(d)
to the extent that such Claim arises or is incurred as a result of the imposition of Taxation as a consequence of any retrospective change in the law or practice coming into force after the date hereof or to the extent such Claim arises or is increased by an increase in rates of Taxation after the date hereof with retrospective effect.

4. (a)	No claim under this Deed shall be made by the Purchaser or more than one of the Companies in respect of the same Taxation.

(b)	No claim under this Deed shall be made if a Claim in respect thereof has been made pursuant to the Agreement.

(c)
The Covenantor shall not be liable in respect of any Claim under this Deed after the sixth anniversary of the Completion Date except for Claims notice of which has been given to the Covenantor on or prior to such sixth anniversary.

5. (a)
In the event of any Claim arising, the Purchaser and the Companies or any of them shall, by way of covenant but not as a condition precedent to the liability of the Covenantor hereunder, give or procure that notice thereof is given, as soon as reasonably practicable, to the Covenantor and, as regards any Claim, the Companies or any of them and/or the Purchaser shall at the request of the Covenantor take such action, or procure that such action be taken, to cause the Claim to be withdrawn, or to dispute, resist, appeal against, compromise or defend the Claim and any determination in respect thereof, but subject to the Purchaser and the Companies or any of them being indemnified and secured to its reasonable satisfaction by the Covenantor from and against any and all losses, liabilities (including additional Taxation), damages, interest, penalties, costs, charges and expenses which may be thereby sustained or incurred.

(b)
Without the prior approval of the Purchaser (which shall not be unreasonably withheld), the Covenantor shall make no settlement of any Claim nor agree any matter in the course of disputing any Claim likely to affect the amount thereof or the future taxation liability of the Company.

6.
If, after the Covenantor has made any payment pursuant to this Deed, any of the Companies shall receive a refund of all or part of the relevant Taxation, the relevant company shall repay to the Covenantor a sum corresponding to the balance of the refund remaining after deducting the aggregate of (a) any costs, charges and expenses payable or sustained or incurred by the Company and/or the Purchaser in recovering such refund, and (b) the amount of any additional Taxation which may be suffered or incurred by the Company in consequence of such refund.

7.
The indemnities, agreements and undertakings herein contained shall bind the assigns or successors of the Covenantor and shall enure for the benefit of each party’s successors or assigns. The whole or any part of the benefit of this Deed may be assigned by the Purchaser and the Companies or any of them.

8.	The provisions of the Agreement relating to service of notice shall be incorporated in and be deemed to be part of this Deed.

9.	Time shall be of the essence of this Deed.

10.
This Deed shall be governed by and construed in all respects in accordance with the laws of Hong Kong and the parties irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts in relation to any proceedings arising out of or in connection with this Deed, but this Deed may be enforced in any other courts of competent jurisdiction.

AS WITNESS whereof this Deed has been duly executed on the day and year first above written.

THE COVENANTOR

SIGNED, SEALED AND DELIVERED	)
by WOO YUEN YU	)
in the presence of:	)

THE PURCHASER

SEALED with the common seal of and	)
)
SIGNED by	)
)
for and on behalf of	)
)
TECH TEAM INVESTMENT LIMITED	)
)
in the presence of:	)

THE COMPANY

SEALED with the common seal of and	)
)
SIGNED by	)
)
for and on behalf of	)
)
LIGHTSCAPE HOLDING LTD.	)
)
in the presence of:	)

SCHEDULE 5

NON-U.S. SHAREHOLDER CERTIFICATE

CERTIFICATE OF NON-U.S. SHAREHOLDER

OF

GLOBAL INNOVATIVE SYSTEMS, INC.

In connection with the issuance of 3,000,000 shares of common stock (“Pubco Common Stock”) of Global Innovative Systems Inc., a Nevada corporation (“Pubco”), to the undersigned pursuant to the Share Purchase Agreement dated [28] March 2006 (the “Agreement”), the undersigned and the Guarantors (as defined in the Agreement), I hereby agree, represent and warrant (where applicable) that:

1.
I am not a “U.S. Person” as such term is defined by Rule 902 of Regulation S under the United States Securities Act of 1933, as amended (“Securities Act”) (the definition of which includes, but is not limited to, an individual resident in the United States of America (“U.S.”) and an estate or trust of which any executor or administrator or trust, respectively is a U.S. Person and any partnership or corporation organized or incorporated under the laws of the U.S.);

2.
I will not, during the period commencing on the purchase date of the Pubco Common Stock (“Purchase Date”) and ending one year after the Purchase Date (the “Distribution Compliance Period”), offer, sell, pledge or otherwise transfer any or all shares of the Pubco Common Stock in the U.S., its territories or possessions, or to a U.S. Person or for the account or benefit of a U.S. Person (other than distributors), other than in accordance with Rules 903 or 904 of Regulation S under the Securities Act, pursuant to registration under the Securities Act or an available exemption therefrom and, in any case, in accordance with applicable state and foreign securities laws;

3.
Neither I, any of my affiliates, nor any person acting on my or their behalf has engaged, or will engage, in any Directed Selling Efforts (as defined in Regulation S) with respect to the Pubco Common Stock or any distribution, as that term is used in the definition of Distributor in Regulation S under the Securities Act, with respect to the Pubco Common Stock;

4.
Neither I, any of my affiliates, nor any person acting on my or their behalf has undertaken or carried out any activity for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the U. S., its territories or possessions, for any of the Pubco Common Stock;

5.
If I offer and sell any shares of the Pubco Common Stock during the Distribution Compliance Period, then I will do so only (a) in accordance with the provisions of Regulation S, (b) pursuant to registration of the Pubco Common Stock under the Securities Act, or (c) pursuant to an available exemption from the registration requirements of the Securities Act. I will not engage in any hedging transactions involving the shares of Pubco Common Stock unless such hedging transaction is conducted in compliance with the Securities Act;

6.
The transactions contemplated by the Agreement (a) have not been prearranged with a purchaser located in the U.S., its territories or possessions, or who is a U.S. person, and (b) are not part of a plan or scheme to evade the registration provisions of the Securities Act;

7.	I am not part of a group that has been formed principally for the purpose of investing in securities not registered under the Securities Act;

8.	I have not undertaken, and will have no obligation, to register any of the Pubco Common Stock under the Securities Act;

9.
Pubco is entitled to rely on the acknowledgements, agreements, representations and warranties and the statements and answers of me contained in the Agreement and this Certificate, and I will hold harmless Pubco from any loss or damage either one may suffer as a result of any such acknowledgements, agreements, representations and/or warranties made by me not being true and correct;

10.
I have been advised to consult my own legal, tax and other advisors with respect to the merits and risks of an investment in the Pubco Common Stock and, with respect to applicable resale restrictions, am solely responsible (and Pubco is not in any way responsible) for compliance with applicable resale restrictions;

11.
I acknowledge that the Pubco Common Stock is not listed on any other stock exchange or automated dealer quotation system and no representation has been made to me that the Pubco Common Stock will become listed on any other stock exchange or automated dealer quotation system, except that currently certain market makers make market in the common shares of Pubco on the OTCBB (as defined in the Agreement);

12.
At the time of the origination of contact concerning the purchase of the Pubco Common Stock, and at the date of execution and delivery of the Sale and Purchase Agreement relating thereto, I, and any person acting on my behalf, was and am outside the U.S., its territories and possessions when receiving and executing the Agreement and am acquiring the Pubco Common Stocks as principal for my own account, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in the Pubco Common Stocks;

13.
I acknowledge that neither the Securities Exchange Commission of the U.S. nor any other securities commission or similar regulatory authority has reviewed or passed on the merits of the Pubco Common Stock;

14.	I acknowledge that the Pubco Common Stock is not being acquired, directly or indirectly, for the account or benefit of a U.S. Person or a person in the U.S.;

15.
I acknowledge and agree that Pubco shall refuse to register any transfer of Pubco Common Stocks not made in accordance with the provisions of Regulation S, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration under the Securities Act; and

16.	I understand and agree that the Pubco Common Stocks will bear the following legend:

“NONE OF THE SHARES OF COMMON STOCK OF THE COMPANY HAVE BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY U.S. STATE SECURITIES LAWS, AND, UNLESS SO REGISTERED, NONE MAY BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, IN THE UNITED STATES OR TO U.S. PERSONS (AS DEFINED HEREIN) EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S UNDER THE SECURITIES ACT, PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN EACH CASE CONFIRMED BY AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER AND ONLY IN ACCORDANCE WITH APPLICABLE STATE AND PROVINCIAL SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED HEREBY MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

IN WITNESS WHEREOF, I have executed this Certificate of Non-U.S. Shareholder.

____________________ By: WOO YUEN YU

Date: _________________, 2006

SCHEDULE 6

EMPLOYMENT AGREEMENTS

2006

LUMINOUS LED TECHNOLOGIES LIMITED

and

[name of Employee]

EMPLOYMENT AGREEMENT

35th Floor, Two International Finance Centre,
8 Finance Street,
Central, Hong Kong

Tel: (852) 2511 5100 Fax: (852) 2511 9515
Website: www.prestongates.com

Our ref: 53667-00002/NKA/CWF

THIS AGREEMENT is made on     2006

Between:

(1)	LUMINOUS LED TECHNOLOGIES LIMITED, incorporated under the laws of Hong Kong, whose registered office is at Level 25, Bank of China Tower, 1 Garden Road, Central, Hong Kong (the Company); and

(2)	[name of Employee] (holder of Hong Kong/PRC identity card/holder of US Passport no. [•]) of [address] (the Employee).

Whereas:

(A)
Prior to the execution of this agreement, the Employee was employed by the Company. The Company and the Employee have agreed to reduce the terms of the employment in writing as recorded by the provisions herein.

(B)	The Employee will be deemed to have continuous service with the Company from the [date employment commenced with relevant company] and all accrued entitlements will be recognised by the Company.

IT IS AGREED as follows:

Definitions

1.	In this Agreement the following expressions shall have the following meanings:

Businesses means all and any trades or other commercial activities of the Company or any Group Company with which the Employee has been informed or concerned or involved with to any material extent at any time during [his/her] appointment by the Company which the Company or any Group Company carries on with a view to profit;

Board means the board of directors of the Company or a duly constituted committee of the board of directors;

Companies Ordinance means Chapter 32 of the Laws of the Hong Kong Special Administrative Region;

Confidential Information means all and any information of a confidential nature or which the Employee should reasonably have known is of a confidential nature (whether or not recorded in documentary form or on computer disk or tape) relating to the business methods, corporate plans, management systems, finances, new business opportunities, research and development projects of the Company or any Group Company and any and all trade secrets, secret formulae, process, inventions, designs, know-how, discoveries, technical specifications and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company or any Group Company, but does not include information that is already in the public domain;

Effective Date means the date upon which completion of the Sale and Purchase Agreement takes place;

Employment means the Employee’s employment in accordance with the terms and conditions of this Agreement;

Employment Ordinance means Chapter 57 of the Laws of the Hong Kong Special Administrative Region;

Group Company means the Company and any company which is a direct or indirect subsidiary of the Company from time to time;

Sale and Purchase Agreement means the sale and purchase agreement among Woo Yuen Yu, Tech Team Investment Limited, Michelle Siu Kwan Lam and Joseph Sui Kei Lam dated [*] 2006 to effect the sale of certain ordinary shares in the Company from Woo Yuen Yu to Tech Team Investment Limited;

subsidiary and subsidiaries shall be construed in accordance with sections 2(4) to 2(6) of the Companies Ordinance; and

Termination Date means the date on which the Employment is terminated howsoever caused (including, without limitation, termination by the Company which is in repudiatory breach of this Agreement).

Term and Appointment

2.1	According to the terms of this Agreement, the Employee shall be appointed as the [insert Employee’s Job Title].

2.2	Subject to clause 10, the Employment commences on the Effective Date and shall continue unless or until terminated by either party according to clause 11.

Duties

3.1	During the Employment, the Employee will:

(a)
diligently perform all such duties and exercise all such powers as are lawfully and properly assigned to [him/her] from time to time by the Company or any authorised employee of the Company, whether such duties or powers relate to the Company or any other Group Company;

(b)	comply with all directions lawfully and properly given to [him/her] by the Company or any authorised employee of the Company;

(c)
unless prevented by sickness, injury or other incapacity, devote the whole of [his/her] time, attention and abilities to the business of the Company or any other Group Company for which [he/she] is required to perform duties and shall not (without the Company’s prior written consent) be directly or indirectly engaged, concerned or interested in any other business activity, trade or occupation; and

(d)
promptly provide the Company with all such information as it may require in connection with the business or affairs of the Company and of any other Group Company for which [he/she] is required to perform duties.

3.2
The Employee shall be required to work the Company’s normal business hours from [9] a.m. to [6] p.m., Monday to Friday, together with such additional hours as are required in the proper performance of [his/her] duties. The Employee acknowledges that [he/she] has no entitlement to additional remuneration for any hours worked in excess of the Company’s normal business hours.

3.3
The Employee’s normal place of work is [Hong Kong]. However, the Employee may be assigned to work in either of the Company’s offices in [insert appropriate destinations] and may be required to make overseas business trips as may be required for the proper performance of [his/her] duties under the Employment.

Salary

4.1
The Employee’s initial salary is [insert amount] per annum (less any required deductions) paid monthly in arrears in [12] monthly instalments by autopay on or before the [28th] day of every calendar month or, if that is not a bank business day, on the immediately preceding bank business day. The Company shall also make mandatory contributions as required by the Mandatory Provident Fund Ordinance. The amount of the salary will not be increased for periods prior to [*] 2006 but will be reviewed by the Company each year during the term of the Employment. Any increase in salary shall, unless specified by the Board or the Employment is terminated in accordance with the terms herein, become effective for all periods after 31 December of the year in which it is notified to the Employee. Such increase in salary shall not exceed [15] per cent. per annum of the amount of salary paid during the previous 12 month period.

[Insert provisions for any increases or salary review if relevant.]

4.2	The Employee’s salary is inclusive of all fees and other remuneration to which [he/she] may be or become entitled as an officer of the Company or of any other Group Company.

Bonus

5.1
The Employee shall be entitled to, on completion of every 12 months of service, a management bonus in respect of each financial year of the Company after [31 December 2006] in an amount to be determined by the Board in its absolute discretion, provided that the total amount of bonuses payable to all employees for the time being of the Company shall not exceed [five (5)] per cent. of the combined or, as the case may be, consolidated audited net profit of the Group (after taxation and minority interests and the payment of such bonuses but before extraordinary items) for that financial year. Payment of such bonus shall be made on such date as the Board may resolve.

5.2
After the Termination Date the Employee will not be entitled to the bonus in clause 5.1 and the payment of any bonus to which the Employee may be eligible for after the Termination Date will be at the sole discretion of the Company.

Mandatory provident Fund and Medical Scheme

6.1
The Employee is entitled to join the Mandatory Provident Fund Scheme and the medical scheme open to membership by employees of the Company, subject to the terms and conditions of the trust deed and rules governing the Mandatory Provident Fund from time to time in force, and to the terms and conditions of the medical scheme from time to time in force.

6.2	The Employee’s contribution to the Mandatory Provident Fund Scheme shall be deducted from [his/her] salary.

Holiday

7.1
The Employee is entitled to [10] working days’ paid holiday (inclusive of statutory annual leave according to the Employment Ordinance) per calendar year during [his/her] Employment (plus public holidays in Hong Kong), to be taken at a time or times convenient to the Company and in any case within 12 months of accruing. The right to paid holiday will accrue pro rata during each calendar year of the Employment. Holidays in excess of statutory annual leave may not be carried over from one year to the next and payment will not be made in lieu of holidays not taken. Any holidays in excess of statutory annual leave will be forfeited if not taken within 12 months of accruing.

7.2	On termination of the Employment, the Employee shall be entitled to payment in lieu of accrued but untaken holiday (other than holidays forfeited in accordance with clause 7.1) on a pro rata basis.

Sickness and Other Incapacity

8.1
Subject to the Employee’s compliance with the Company’s policy on notification and certification of periods of absence from work, the Employee will continue to be paid [his/her] full salary during any period of absence from work due to sickness, injury or other incapacity, up to a maximum of [two (2)] days for each completed month of service in the first year of service and [four (4)] days for each completed month of service thereafter.

8.2	The Employee will not be paid during any period of absence from work (other than due to holiday, sickness, injury or other incapacity) without the prior permission of the Company.

Intellectual Property

9.1
The Employee shall forthwith disclose full details of any inventions, designs, know-how or discoveries, whether registrable or not, or whether patentable or a copyright work (Inventions) in confidence to the Company and shall regard [himself/herself] in relation thereto as a trustee for the Company.

9.2	All intellectual property rights in such Inventions shall vest absolutely in the Company which shall be entitled, so far as the law permits, to the exclusive use thereof.

9.3
Notwithstanding clause 9.2 above, the Employee shall at any time assign to the Company the copyright (by way of assignment of copyright) and other intellectual property rights, if any, in respect of all works written, originated, conceived or made by the Employee (except only those works written, originated, conceived or made by the Employee wholly outside [his/her] normal working hours hereunder and wholly unconnected with the Employment) during the continuance of the Employment.

9.4
The Employee agrees and undertakes that at any time during or after the termination of [his/her] employment [he/she] will execute such deeds or documents and do all such acts and things as the Company may deem necessary or desirable to substantiate its rights in respect of the Inventions and other intellectual property rights referred to in this clause 9, including for the purpose of obtaining letters patent or other privileges in all such countries as the Company may require.

Termination

10.1
Either party may terminate the Employment by providing the other party with [three/six/twelve] months’ written notice. The Company may, in its sole discretion, also terminate the Employment by making a payment in lieu of notice.

10.2
At any time during the Employment the Company may also terminate the Employment immediately and with no liability to make any further payment to the Employee (other than in respect of amounts accrued due as at the date of termination) for serious misconduct, including, without limitation, if the Employee:

(a)	commits any serious or repeated breach of any of [his/her] obligations under this Agreement or [his/her] Employment;

(b)	is guilty of serious misconduct which, in the Board’s reasonable opinion, has damaged or may damage the business or affairs of the Company or any other Group Company;

(c)	is guilty of conduct which, in the Board’s reasonable opinion, brings or is likely to bring [himself/herself], the Company or any other Group Company into disrepute;

(d)	is charged with a criminal offence (other than a road traffic offence not subject to a custodial sentence);

(e)	is disqualified from acting as a director of a company by order of a competent court;

(f)
is or becomes incapacitated or ill to the extent that [he/she] is unable to perform the inherent requirements of the Employment and the Employee has exhausted all of [his/her] entitlement to paid sickness leave set out in clause 8, or

(g)	is declared bankrupt or makes any arrangement with or for the benefit of [his/her] creditors.

Any delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.

10.3	On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Employee will:

(a)
immediately deliver to the Company all books, documents, papers, computer records, computer data, and any other property relating to the business of or belonging to the Company or any other Group Company which is in [his/her] possession or under [his/her] control. The Employee is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or any other Group Company;

(b)
immediately resign from any office [he/she] holds with the Company or any other Group Company (and from any related trusteeships) without any compensation for loss of office. Should the Employee fail to do so [he/she] hereby irrevocably authorises the Company to appoint some person in [his/her] name and on [his/her] behalf to sign any documents and do any thing to give effect to [his/her] resignation from office; and

(c)
immediately pay to the Company or, as the case may be, any other Group Company all outstanding loans or other amounts due or owed to the Company or any other Group Company. The Employee confirms that, should [he/she] fail to do so, the Company is to be treated as authorised to deduct from any amounts due or owed to the Employee by the Company (or any other Group Company) a sum equal to such amounts.

10.4
The Employee will not at any time after termination of the Employment represent [himself/herself] as being in any way concerned with or interested in the business of, or employed by, the Company or any other Group Company.

10.5
The Employee agrees that any payments pursuant to this clause 11 will be in full and final settlement of any and all claims the Employee may have against the Company or any other Group Company arising out of or in connection with [his/her] Employment or its termination.

Suspension

11.1
Where notice of termination has been served by either party whether in accordance with clause 10.1 or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Employee for the whole or any part of the relevant notice period and may require [him/her]:

(a)	not to attend any premises of the Company or any other Group Company; and/or

(b)	to resign with immediate effect from any offices [he/she] holds with the Company or any other Group Company (and any related trusteeships); and/or

(c)	to refrain from business contact with any customers, clients or employees of the Company or any Group Company; and/or

(d)	to take any holiday which has accrued under clause 7.1 during any period of suspension under this clause 11.1.

11.2	The provisions of clauses 12 and 13 shall remain in full force and effect during any period of suspension under clause 11.1.

11.3	Any suspension under clause 11.1 shall be on full salary and benefits during any period of suspension).

Confidential Information

12.1	The Employee acknowledges:

(a)	that the Confidential Information is valuable to the Company and other Group Companies;

(b)	that the Company will provide the Employee with access to Confidential Information so that the Employee is properly able to carry out the duties pursuant to this Agreement;

(c)	that the Employee owes, without limitation, a duty of trust and confidence to the Company and a duty to act at all times in the best interests of the Company;

(d)
that the disclosure of any Confidential Information to any customer or actual or potential competitor of the Company or any Group Company would place the Company at a serious competitive disadvantage and would cause immeasurable damage to the Businesses and therefore the restrictions contained in clauses 12 and 13 are reasonable to protect the Company;

and the Employee undertakes that [he/she] will not at any time (whether during the Employment or for a period of [36] months from the Termination Date) use for [his/her] own or another’s advantage, or reveal to any person, firm, company or organisation and shall use [his/her] best endeavours to prevent the publication or disclosure of any Confidential Information concerning the business or affairs of the Company or any other Group Company or any of its or their customers.

12.2
The restrictions in this clause shall not apply so as to prevent the Employee from using [his/her] own personal skill in any business in which [he/she] may be lawfully engaged after the Employment is ended.

Restrictive Covenants

13.1
The Employee covenants with the Company (for itself and as trustee and agent for each other Group Company) that [he/she] shall not, whether directly or indirectly, on [his/her] own behalf or on behalf of or in conjunction with any other person, firm, company or other entity:

(a)
during the Employment or for the period of [12] months following the Termination Date, solicit or entice away or endeavour to solicit or entice away from the Company or any Group Company any person, firm, company or other entity who is, or was, in the [six (6)] months immediately prior to the Termination Date, a client of the Company or any Group Company with whom the Employee had business dealings during the course of [his/her] employment in that [six (6)] month period. Nothing in this clause 13.1(a) shall prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company;

(b)
during the Employment or for the period of [12] months following the Termination Date, solicit or entice away or endeavour to solicit or entice away any individual person who is employed or engaged by the Company or any Group Company either as a director or in a managerial or technical capacity; or who is in possession of Confidential Information belonging to the Company and/or any Group Company and with whom the Employee had business dealings during the course of [his/her] employment in the [six (6)] month period immediately prior to the Termination Date;

(c)
during the Employment or for the period of [12] months following the Termination Date, carry on, set up, be employed, engaged or interested in a business anywhere in Hong Kong, at the Termination Date which is in, whether directly or indirectly, competition with the business of the Company or any Group Company as at the Termination Date with which the Employee was actively involved during the [six (6)] month period immediately prior to the Termination Date. It is agreed that if any such company ceases to be in competition with the Company and/or any Group Company this clause 13.1(c) shall, with effect from that date, cease to apply in respect of such company. The provisions of this clause 13.1(c) shall not, at any time following the Termination Date, prevent the Employee from holding shares or other capital not amounting to more than [five (5)] per cent. of the total issued share capital of any company whether listed on any recognised stock exchange or not and, in addition, shall not prohibit the seeking or doing of business not in direct or indirect competition with the business of the Company or any Group Company.

13.2
While the Parties agree that the restrictions contained in Clause 12 and 13 are reasonable in all the circumstances, it is agreed that if any court of competent jurisdiction holds that the length of the post-termination covenants contained in clauses 12 and 13 are not reasonable, the parties agree that:

(a)	the covenants are to apply for a period of [nine (9)] months from the Termination Date; or, if this period is held to be unreasonable;

(b)	for a period of [six (6)] months from the Termination Date; or if this period is held to be unreasonable;

(c)	for such other period as any court of competent jurisdiction decides is reasonable.

13.3
The period during which the restrictions referred to in clauses 13.1(a) to (c) inclusive which apply following the Termination Date shall be reduced by the amount of time during which, if at all, the Company suspends the Employee under the provisions of clause 11.1.

Miscellaneous

14.1
This Agreement, together with any other documents referred to in this Agreement, supersedes all other agreements both oral and in writing between the Company and the Employee (other than those expressly referred to herein). The Employee acknowledges that [he/she] has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Employee’s contract of employment.

14.2
The Employee represents and warrants to the Company that [he/she] will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on [him/her].

14.3
Any notice to be given under this Agreement to the Employee may be served by being handed to [him/her] personally or by being sent by registered post to [him/her] at [his/her] usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by registered post to its registered office for the time being. Any notice served by registered post shall be deemed to have been served two days (excluding Sundays and statutory holidays) after the date of the registered post receipt.

14.4	The provisions of clauses 12, 13 and 14 shall remain in full force and effect after the Termination Date.

14.5
This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (Hong Kong). Each of the parties agrees that the courts of the Hong Kong are to have non-exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this Agreement, and for such purposes irrevocably submit to the non-exclusive jurisdiction of the courts of the Hong Kong.

IN WITNESS WHEREOF THIS AGREEMENT has been signed on the date the day and year first above written.

SIGNED for and on behalf of	)
LUMINOUS LED	)
TECHNOLOGIES LIMITED	)
in the presence of:	)

SIGNED by the [name of Employee]	)
in the presence of:	)

IN WITNESS whereof this Agreement has been duly executed by all parties hereto the day and year first above written.

THE VENDOR

SIGNED	)
by MICHELLE SIU KWAN LAM	)
lawful attorney for WOO YUEN YU	)	SGD.
in the presence of:	)

THE PURCHASER

SIGNED by TAN, BONDY	)
)
for and on behalf of	)
	)	SGD.
TECH TEAM INVESTMENT	)
LIMITED	)
)
in the presence of:	)

THE GUARANTORS

SIGNED, SEALED AND DELIVERED	)
by MICHELLE SIU KWAN LAM	)	SGD.
in the presence of:	)

SIGNED, SEALED AND DELIVERED	)
by JOSEPH SUI KEI LAM	)	SGD.
in the presence of:	)

ANNEXURE

Management Accounts